Exhibit 99.1

GrafTech Reports Third Quarter 2011 Results

  Net sales increased 35 percent year-over-year to $346 million.
  EBITDA improved 47 percent to $78 million as compared to Q3 2010.
  Net income increased 55 percent to $40 million versus the same period in the prior year.

PARMA, Ohio--(BUSINESS WIRE)--October 27, 2011--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2011.

2011 Third Quarter Highlights

  Net sales increased 35 percent to $346 million from $255 million in the third quarter of 2010.
  EBITDA* improved 47 percent to $78 million versus $53 million in the third quarter of 2010. The improvement was driven by increased volumes in our graphite electrode and needle coke businesses.
  Net income increased 55 percent to $40 million, or $0.28 per diluted share, as compared to $26 million, or $0.21 per diluted share, in the third quarter of 2010. Excluding the impact of purchase price accounting in the current quarter and acquisition-related expenses incurred in the third quarter of 2010, net income was $46 million versus $30 million, respectively. Third quarter 2010 net income was negatively impacted by $10 million in non-cash currency losses related to the remeasurement of intercompany loans.
  Net cash provided by operating activities improved $7 million, or 18 percent, to $47 million, versus $40 million in the third quarter of 2010. The increase was largely driven by improved operational profitability.
  Net debt* was $365 million at the end of the third quarter 2011, versus net debt of $375 million at the end of the second quarter 2011. Improvements in free cash flow allowed us to pay down debt in the third quarter of 2011.
  The integration of Seadrift Coke, St. Marys and Micron Research is now complete. EBITDA contributions from these acquisitions are on track to meet our original target of $90 million.
  GrafTech successfully concluded the refinancing of its principal revolving credit facility. The new five-year, $570 million revolver represents a $310 million increase over the prior facility and extends the maturity date to October 2016 with improvements to rates, terms and conditions. The facility will be used to fund traditional working capital requirements and provide a stronger platform for growth, organically and through acquisitions.

GrafTech Chief Executive Officer Craig Shular commented, “We have successfully increased our borrowing capacity at very favorable rates which provides us with improved financial flexibility and positions us well for future internal and external growth opportunities.”

Industrial Materials Segment

The Industrial Materials segment’s net sales increased 45 percent to $302 million as compared to net sales of $208 million in the third quarter of 2010. Graphite electrodes sales increased driven by higher volumes and favorable product mix and currency, offset by a slightly lower average graphite electrode price. Needle coke net sales from the Seadrift acquisition were additive to the year-over-year comparison.

Operating income for the Industrial Materials segment improved 52 percent to $54 million in the third quarter of 2011 versus $36 million in the same period in 2010. In the current quarter, favorable fixed cost absorption due to higher graphite electrode volumes was offset by increased raw material and other operating costs. Needle coke operating income was additive to the year-over-year comparison.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $43 million in the third quarter of 2011 versus $47 million in the third quarter of 2010. Operating income for the Engineered Solutions segment was $3 million in the third quarter of 2011 as compared to operating income of $7 million in the same period in 2010. The reduction in operating income was largely driven by an unfavorable product mix given weaker sales in the solar and oil and gas industries. Offsetting this weakness in part was demand for our advanced electronics product line.

Corporate

Selling and administrative and research and development expenses were $35 million, or 10 percent of sales, versus $34 million, or 13 percent of sales, in the third quarter of 2010. Current quarter overhead expense also included $6 million due to the inclusion of the Seadrift, St. Marys and Micron Research teams and the impact of acquisition-related purchase price accounting. The third quarter of 2010 included $6 million in transaction-related costs associated with the acquisitions of Seadrift and St. Marys.

Interest expense was $5 million in the third quarter of 2011 versus $1 million in the same period of the prior year. Cash interest paid for the quarter was $2 million. The remainder is related to imputed non-cash interest on our $200 million Senior Subordinated Non-Interest Bearing Notes.

Outlook

The International Monetary Fund (IMF) has again reduced their 2011 estimate for global GDP growth to 4.0 percent (from 4.3 percent in the June 2011 estimate) due to a slower than expected recovery in advanced economies and the continuation of financial market volatility. IMF also reduced its 2012 global GDP growth forecast to 4.0 percent, down from 4.5 percent in June this year. Overall, the recovery is progressing slower than anticipated and uncertainty in global financial markets is further weighing on the recovery. While downside risks remain, the outlook for future recovery is expected to continue.

In the third quarter, we reported better than expected EBITDA performance driven by margins in the Industrial Materials segment. The margins exceeded our expectation primarily due to better than expected operating leverage benefit at our electrode facilities. The use of Seadrift coke also leveled off inside our electrode work-in-process, providing for less intercompany profit elimination than expected. In the fourth quarter, we project graphite electrode sales volumes to increase slightly over the third quarter as customers fulfill their annual contract requirements. It is important to note however, that our customer’s visibility for fourth quarter demand has been reduced due to increased uncertainty in the global economic environment. In light of the increased business risks, we are now targeting full year EBITDA to be in the range of $275 million to $285 million.

In its October 12, 2011 forecast, The World Steel Association (WSA) has issued a cautiously optimistic projection for 2012, projecting growth of more than 5 percent in steel consumption for 2012. Consistent with macro economic projections, the Association anticipates that the recovery of steel demand will be slower in advanced economies as compared to emerging economies that are witnessing better growth.

Based on WSA and other steel forecasts, we expect approximately 5 percent growth in global 2012 electric arc furnace (EAF) steel production, which would represent record production levels in response to growing global steel demand. We are now in the process of building our 2012 graphite electrode book and as usual, we plan to provide additional commentary in our fourth quarter earnings release.

In summary, based on IMF projections and other economic forecasts described above, we expect the following targeted results in 2011:

  Full year EBITDA to be in the range of $275 million to $285 million (previous guidance was $285 million);
  Overhead expense (selling and administrative, and research and development expenses) of approximately $145 million (previous guidance in the range of $145 million to $155 million);
  Capital expenditures of approximately $145 million to $155 million (previous guidance in the range of $145 million to $160 million);
  An effective tax rate in the range of 18 percent to 20 percent (previous guidance in the range of 22 percent to 24 percent); and
  Cash flow from operations in the range of $140 million to $155 million (previous guidance in the range of $150 million to $180 million).

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 800-894-3831 for domestic and 763-416-5291 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete financial statements, free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 65 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 16 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2011 and 2012; the impact of acquired businesses; growth prospects; the markets we serve; our profitability, cash flow, and liquidity; future sales, costs, working capital, revenues, and business opportunities; future operational performance and operating rates; strategic plans; stock repurchase plans; costs of materials and production; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity or efficiency; capital expenditures; future prices and demand for our products; product quality; investments and acquisitions that we may make in the future; financing (including factoring and supply chain financing) activities; debt levels; our customers' operations, demand for their products and growth prospects; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; and currency exchange and interest rates.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our announced 2011 third quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions; delays or changes in or non-consummation of investments or acquisitions that we may make in the future; failure to successfully integrate into our business any completed investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; political and civil unrest and natural and nuclear disasters which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices and our ability to pass along increased costs and achieve profitability targets through increased prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates or investment returns including the impact on our pension and post-retirement benefit costs; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2010	At September 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$13,096	$11,340
Accounts and notes receivable, net of allowance for doubtful accounts of $3,892 at December 31, 2010 and $3,772 at September 30, 2011	179,755	239,376
Inventories	340,418	408,327
Prepaid expenses and other current assets	12,615	23,494
Total current assets	545,884	682,537

Property, plant and equipment	1,328,004	1,388,108
Less: accumulated depreciation	635,530	652,579
Net property, plant and equipment	692,474	735,529
Deferred income taxes	6,746	5,806
Goodwill	499,238	498,656
Other assets	168,700	152,267
Restricted cash	141	-
Total assets	$1,913,183	$2,074,795
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,930	$64,193
Short-term debt	155	18,193
Accrued income and other taxes	30,019	27,672
Supply chain financing liability	24,959	22,002
Other accrued liabilities	95,580	98,356
Total current liabilities	220,643	230,416

Long-term debt	275,799	336,122
Other long-term obligations	114,728	111,915
Deferred income taxes	72,287	77,850

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 225,000,000 shares authorized, 149,063,197 shares issued at December 31, 2010 and 149,699,415 shares issued at September 30, 2011	1,491	1,497
Additional paid-in capital	1,782,859	1,796,193
Accumulated other comprehensive loss	(235,758)	(254,640)
Accumulated deficit	(203,941)	(107,812)
Less: cost of common stock held in treasury, 4,081,134 shares at December 31, 2010 and 4,191,075 at September 30, 2011	(113,942)	(115,784)
Less: common stock held in employee benefit and compensation trusts, 76,259 shares at December 31, 2010 and 74,549 shares at September 30, 2011	(983)	(962)
Total stockholders’ equity	1,229,726	1,318,492
Total liabilities and stockholders’ equity	$1,913,183	$2,074,795

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2011	2010	2011

Net sales	$255,236	$345,832	$725,754	$972,200
Cost of sales	179,013	253,088	504,319	731,362
Gross profit	76,223	92,744	221,435	240,838

Research and development	3,435	2,852	8,961	8,856
Selling and administrative expenses	30,315	32,401	84,578	97,276
Operating income	42,473	57,491	127,896	134,706

Equity in earnings of non-consolidated affiliate	(1,416)	-	(2,326)	-
Other (income) expense, net	10,111	5,321	(1,744)	5,134
Interest expense	861	4,792	3,063	13,780
Interest income	(160)	(119)	(1,228)	(363)

Income before provision for income taxes	33,077	47,497	130,131	116,155
Provision for income taxes	7,040	7,200	28,394	20,026
Net income	$26,037	$40,297	$101,737	$96,129

Basic income per common share:
Net income per share	$0.22	$0.28	$0.84	$0.66
Weighted average common shares outstanding	120,559	145,413	120,484	145,293

Diluted income per common share:
Net income per share	$0.21	$0.28	$0.84	$0.66
Weighted average common shares outstanding	121,355	146,181	121,242	146,113

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2011	2010	2011

Cash flow from operating activities:
Net income	$26,037	$40,297	$101,737	$96,129
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	10,478	20,361	29,175	60,682
Deferred income tax provision (benefit)	11,376	(719)	3,137	4,820
Equity in earnings of non-consolidated affiliate	(1,416)	-	(2,326)	-
Post-retirement and pension plan	918	1,342	2,754	3,122
Currency losses (gains)	10,482	187	(4,286)	(886)
Stock-based compensation	1,549	2,171	4,953	6,054
Interest expense	391	2,927	1,420	8,659
Other (credits) charges, net	(1,351)	(3,028)	1,065	(6,921)
Increase in working capital*	(18,255)	(16,797)	(79,167)	(139,819)
(Increase) decrease in long-term assets and liabilities	(117)	518	(4,435)	(2,544)
Net cash provided by operating activities	40,092	47,259	54,027	29,296

Cash flow from investing activities:
Capital expenditures	(21,173)	(40,195)	(51,455)	(102,018)
Proceeds from repayment of loan to non-consolidated affiliate	-	-	6,000	-
Net proceeds from derivative instruments	1,098	4,704	978	7,772
Net change in restricted cash	(775)	-	(529)	141
Cash paid for acquisition	-	-	-	(6,500)
Other	72	(21)	275	287
Net cash used in investing activities	(20,778)	(35,512)	(44,731)	(100,318)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	24	6,592	(868)	18,030
Revolving Facility borrowings	-	17,000	-	177,000
Revolving Facility reductions	-	(32,000)	-	(124,000)
Principal payments on long-term debt	-	(62)	(56)	(178)
Supply chain financing	(18,548)	(1,631)	11,056	(2,957)
Proceeds from exercise of stock options	119	851	1,134	1,917
Purchase of treasury shares	(44)	(28)	(1,182)	(683)
Excess tax benefit from stock-based compensation	(78)	402	959	1,105
Long-term financing obligations	(295)	(19)	(857)	(436)
Revolver facility refinancing cost	(118)	-	(4,510)	-
Net cash (used in) provided by financing activities	(18,940)	(8,895)	5,676	69,798

Net increase (decrease) in cash and cash equivalents	374	2,852	14,972	(1,224)
Effect of exchange rate changes on cash and cash equivalents	2,753	(808)	1,350	(532)
Cash and cash equivalents at beginning of period	63,376	9,296	50,181	13,096
Cash and cash equivalents at end of period	$66,503	$11,340	$66,503	$11,340

* Net change in working capital due to the following components:
Decrease (increase) in current assets:
Accounts and notes receivable, net	$2,260	$(7,815)	$(42,309)	$(54,914)
Effect of factoring of accounts receivable	-	-	(1,115)	-
Inventories	3,939	(22,377)	(38,974)	(76,207)
Prepaid expenses and other current assets	30	980	(2,854)	(5,350)
Restructuring payments	(392)	-	(624)	-
(Decrease) increase in accounts payables and accruals	(24,092)	12,374	6,737	(3,259)
Increase (decrease) in interest payable	-	41	(28)	(89)
Increase in working capital	$(18,255)	$(16,797)	$(79,167)	$(139,819)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2011	2010	2011

Net sales:
Industrial Materials	$208,248	$302,355	$599,394	$835,591
Engineered Solutions	46,988	43,477	126,360	136,609
Total net sales	$255,236	$345,832	$725,754	$972,200

Segment operating income:
Industrial Materials	$35,711	$54,130	$113,985	$120,465
Engineered Solutions	6,762	3,361	13,911	14,241
Total segment operating income	$42,473	$57,491	$127,896	$134,706

Operating income margin:
Industrial Materials	17.1%	17.9%	19.0%	14.4%
Engineered Solutions	14.4%	7.7%	11.0%	10.4%
Total operating income margin	16.6%	16.6%	17.6%	13.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation

	At December 31, 2010	At June 30, 2011	At September 30, 2011

Long-term debt	$275,799	$348,730	$336,122
Short-term debt	155	11,626	18,193
Supply chain financing	24,959	23,633	22,002
Total debt	$300,913	$383,989	$376,317

Less:
Cash and cash equivalents	13,096	9,296	11,340
Net Debt	$287,817	$374,693	$364,977

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

EBITDA Reconciliation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2011	2010	2011
Net sales	$255,236	$345,832	$725,754	$972,200

Net income	$26,037	$40,297	$101,737	$96,129
Add:
Income taxes	7,040	7,200	28,394	20,026
Equity in earnings of non-consolidated affiliate	(1,416)	-	(2,326)	-
Other expense (income), net	10,111	5,321	(1,744)	5,134
Interest expense	861	4,792	3,063	13,780
Interest income	(160)	(119)	(1,228)	(363)
Depreciation and amortization	10,312	20,122	28,678	59,965
EBITDA	$52,785	$77,613	$156,574	$194,671

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA is generally accepted as providing useful information regarding a company’s ability to incur and service debt. GrafTech also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, 216-676-2000
Director, Investor Relations